Exhibit 99.1

Zero Gravity Solutions’ Wholly-Owned Subsidiary, BAM Agricultural Solutions, Signs an Exclusive Distribution Agreement for the Republic of the Philippines

Commitment to Purchase Minimum of 50,000 gallons of BAM-FX in Year One, Commencing upon Approval for Commercial Sale

BOCA RATON, Fla.— (April 11, 2017),– Zero Gravity Solutions, Inc. (“ZGSI” or the “Company”) (Pink Sheets: ZGSI), an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications for agriculture on Earth, announced that its wholly-owned subsidiary, BAM Agricultural Solutions, (“BAM”), has signed an exclusive distribution agreement (the “Agreement”) with Saraventures Trading Corp. (“SaraVentures”), a subsidiary of the Lina Group of Companies.

Under the terms of the Agreement, SaraVentures will be responsible for importing BAM’s product, BAM-FX®, and will supervise the sales, marketing, legal and administrative tasks necessary to introduce and sell BAM-FX in the Philippines. The Agreement will be effective the date immediately preceding the completion of registration and related studies, which is estimated to take four months. Upon approval, SaraVentures has committed to purchase 50,000 gallons of BAM-FX during the first contract year of the Agreement.

“We are pleased that BAM-FX is being introduced to the multi-billion dollar agricultural market in the Philippines by a subsidiary of the Lina Group of Companies (LGC), one of the country’s largest, most well-respected companies. LGC is known for its adoption of advanced technologies in multiple industries and recognizes the value of the potential increase in the yield and nutrient value of crops produced within the country”, stated Dr. Raveendran Pottathil, ZGSI’s Chief Technology Officer and Director of Asian Business Development for BAM Agricultural Solutions.

“We recognize the importance of contributing to the continued development of our nation’s agricultural industry and the significance of providing quality crops to our country’s population”, stated Samuel Bautista, President of Saraventures Trading Corp.

About Zero Gravity Solutions, Inc.

Zero Gravity Solutions, Inc. (www.zerogsi.com) is an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth. These technologies are focused on providing valuable solutions to challenges facing world agriculture. ZGSI’s two primary categories of technologies aimed at sustainable agriculture are: 1) BAM-FX, a cost effective, ionic micronutrient delivery system for plants currently being introduced commercially into world agriculture by Zero Gravity’s wholly owned subsidiary BAM Agricultural Solutions 2) Directed Selection™, utilized in the development and production, in the prolonged zero/micro gravity environment of the International Space Station, of large volumes of non-GMO, novel, patentable stem cells with unique and beneficial characteristics.

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About SaraVentures

SaraVentures is a worldwide marketer and distributor of high quality Industrial minerals & raw materials in diversified industry verticals. The company specializes in niche markets and possesses excellent product sourcing capabilities so that the products reaches to the end customer as per their specifications and technical standard norms. SaraVentures’ success comes from our good relations with the clients, leading manufacturers, processors, representatives, regional partners and local communities.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law or regulation, Zero Gravity Solutions undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Zero Gravity Solutions, Inc.

Harvey Kaye, Chairman

+1 561.416.0400

info@zerogsi.com